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                                                                     Exhibit 5.1

                           Opinion of Allen & Gledhill


Flextronics International Ltd.
11 Ubi Road 1,
#07-01/02 Meiban Industrial Building,
Singapore 408723                                            14th September, 2001

Dear Sirs,

      REGISTRATION STATEMENT ON FORM S-8 OF FLEXTRONICS INTERNATIONAL LTD.
                                (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 14th September, 2001 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 71,711 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted under the Telcom Global Solutions Holdings, Inc. 2000 Equity Incentive Plan (the "2000 EIP") and the Telcom Global Solutions, Inc. 2000 Stock Option Plan (the "2000 SOP") (the 2000 EIP and the 2000 SOP are hereinafter collectively referred to as the "Plans") adopted by the Company pursuant to the terms of the Agreement and Plan of Reorganization dated 13th August, 2001 (the "Agreement") and entered into by and among (1) the Company, (2) Telcom Acquisition Corporation, (3) Telcom Global Solutions Holdings, Inc., and (4) Stan T. Waldrop, Timothy R. Holcomb and Kevin Saldanha.

2. As your Singapore counsel, we have examined the following:-

        (i) a copy of the resolutions of the shareholders of the Company passed at the Annual General Meeting of the Company held on 21st September, 2000 (the "Company's Resolutions") relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company;

        (ii) a faxed copy of the resolutions of the Board of Directors of the Company passed on 3rd August, 2001 and 31st August, 2001 (the "Company's Board Resolutions"); and

        (iii) the proceedings taken by the Company in connection with the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options deemed to have been granted under the Plans (the "Company's Allotment Procedures").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

4. We have assumed:-



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        (i)    that the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time;

        (ii) that there shall be subsisting a valid authority given pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time;

        (iii) that the Company is obliged under the internal laws of the State of Delaware, the United States of America, to adhere to the provisions of Section 1.4 of the Agreement and to issue the Option Shares in accordance with the terms and conditions of each of the Plans subject to the provisions of Section 1.4 of the Agreement;

        (iv) the continued applicability and enforceability of all the terms and conditions of the 2000 EIP under the laws of the State of Delaware, the United States of America, to the Company except to the extent set forth in Section 1.4 of the Agreement;

        (v) the continued applicability and enforceability of all the terms and conditions of the 2000 SOP under the laws of the State of Texas, the United States of America, to the Company except to the extent set forth in Section 1.4 of the Agreement;

        (vi) that, to the extent that any terms and conditions of each of the Plans infringe the laws of Singapore, by virtue of the provisions of Section 1.4 of the Agreement, such terms and conditions, if any, will not apply;

        (vii) that the exercise price payable to the Company for each Option Share upon the exercise of the subscription rights represented by outstanding share options deemed to have been granted under each of the Plans is not less than the nominal or par value of the Option Share;

        (viii) that the copies of the Company's Resolutions and the Company's Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions and the Company's Board Resolutions; and

        (ix) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents of all copy or other specimen documents submitted to us.

5. This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any view on, the laws of any country other than Singapore. In respect of the 2000 EIP, we have assumed due compliance with all matters concerning the laws of the State of Delaware, the United States of America and the laws of all other relevant jurisdictions other than Singapore, and in respect of the 2000 SOP, we have assumed due compliance with


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all matters concerning the laws of the State of Texas, the United States of
America and the laws of all other relevant jurisdictions other than Singapore. In respect of the Agreement, we have assumed due compliance with all matters concerning the internal laws of the State of Delaware, the United States of America, and the laws of all other relevant jurisdictions other than Singapore.

6. Based on the foregoing assumptions, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options deemed to have been granted under each of the Plans in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued and fully-paid.

7. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                    Yours faithfully,
                                    ALLEN & GLENHILL